Exhibit 99.1

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III
President and Chief Executive Officer
Main Street Banks
(770) 385-2424

MAIN STREET BANKS REPORTS FOURTH QUARTER EARNINGS

ATLANTA, January 19, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) reported net income of $7.7 million for the three months ended December 31, 2004 compared to $7.4 million in the fourth quarter of 2003, an increase of 4.1 percent.  Diluted earnings per share for the fourth quarter of 2004 were $0.38 versus $0.38 for the fourth quarter of 2003.

Net income for the twelve months ended December 31, 2004 was $31.0 million, a 16.1 percent increase over the $26.7 million reported in the same period of 2003.  Diluted earnings per share for the twelve months ended December 31, 2004 were $1.54 versus $1.44 per share for the twelve months ended December 31, 2003, a 6.9 percent increase. Return on average assets was 1.36 percent for the fourth quarter of 2004 and return on average shareholder’s equity was 13.1 percent.  For the year ended December 31, 2004, return on average assets was 1.45 percent and return on average shareholder’s equity was 14.2 percent.

“The fourth quarter of 2004 was another quarter of solid operating performance for Main Street Banks,” said Samuel B. Hay III, chief executive officer.  “Our performance was a product of strong, double digit growth in our core business of lending and deposit-gathering and the vitality of the Atlanta market.  Hay continued, “While earnings were dampened as expected by a problem loan relationship announced during the quarter, we benefited greatly from year-to-year loan and deposit growth rates exceeding 17%. Our ongoing efforts on expense management and revenue growth continued to bear fruit, as efficiency improved as well.”

Strong Loan Growth

As of December 31, 2004, Main Street Banks’ loans outstanding were $1.699 billion, reflecting an increase of $256 million or 17.7 percent, compared to the same period last year. Annualized net charge-offs increased to 0.48 percent of average loans for the fourth quarter of 2004 from 0.24 percent in the fourth quarter of 2003.  Non-performing assets increased in the fourth quarter to 0.62 percent from 0.26 percent of assets at the end of the third quarter, but remained below the level of 0.68 percent of assets at December 31, 2003.

The allowance for loan losses at December 31, 2004 was $25.2 million and represented 1.48 percent of loans outstanding at the end of the period, compared to $21.2 million and 1.47 percent of loans outstanding in the fourth quarter of 2003.

On November 22, Main Street announced it had identified a problem loan relationship totaling approximately $2.5 million of principal balances that was originated outside its lending policies. The relationship was developed by one lending officer and the loans were made in violation of the company’s policies regarding loan approval authorities, related-party loan limits, collateral requirements and other underwriting standards. The loan officer is no longer employed by the company.  The company determined that the impairment approximated $1.6 million, or $0.06 per diluted share after tax, and recognized the impairment through its provision for loan losses in the fourth quarter ended December 31, 2004.

Referring to the problem loan relationship and asset quality, Hay said, “We are pleased that our internal controls were able to identify this problem, thereby enabling this issue to be addressed and resolved quickly and with little impact on our business. We are also pleased that our loan losses and non-performing assets, while somewhat elevated during the quarter, remain positive as compared to our peers.”  The company continues to expect its financial results in 2005 to be unaffected by the relationship.

Positive Trends in Transaction Deposits

As of December 31, 2004, Main Street Banks’ total deposits were $1.710 billion, reflecting an increase of $252 million, or 17.3 percent, compared to the same period last year. The company’s deposit mix continued to improve as low cost core deposits grew 22.1 percent over the same period from December 31, 2003, while reliance on higher cost certificates of deposit was reduced through the company’s disciplined pricing structure.  Low cost core deposits totaled $930 million at December 31, 2004 compared to $762 million at December 31, 2003, an increase of $168 million.

Net Interest Margin Declines but Remains Healthy

The company’s net interest margin was 4.23 percent for the fourth quarter of 2004, down from 4.31 percent in the previous quarter.  The reduction in margin from the third quarter of 2004 was the result of cost of funds increasing by nine basis points in excess of the increase in earning asset yield.  In recent years due to historically low interest rates, the company has imposed interest rate floors on its loans, and while enhancing net interest margin, these floors have caused loan yields to rise more slowly than market rates. At current interest rate levels, the company believes its loan floors will no longer be a hindrance to increasing its loan yields relative to market rates.  Main Street’s taxable equivalent net interest income totaled $21.6 million for the fourth quarter of 2004, an increase of $2.0 million or 10.2 percent, compared to the fourth quarter of 2003.

Noninterest Income Up 8.7% Over Previous Year

Compared to the fourth quarter of 2003, noninterest income grew at a healthy pace in the fourth quarter of 2004.  The company reported total noninterest income of $7.5 million for the fourth quarter of 2004, an increase of 8.7 percent or $0.6 million over the fourth quarter of 2003.  Solid growth in income from insurance agency commissions and income from SBA lending contributed to this increase.  Insurance agency revenue totaled $2.4 million for the fourth quarter of 2004, an increase of 84.6 percent or $1.1 million compared to the fourth quarter last year.  Excluding the impact of the acquisition of Banks Moneyhan Hayes Insurance in January 2004, the company’s insurance revenues in the fourth quarter grew 13.9 percent internally year-to-year.  Income from SBA lending totaled $0.9 million for the fourth quarter of 2004, an increase of 125.0% or $0.5 million compared to the fourth quarter last year.

Efficiency Improves

Main Street Banks’ efficiency ratio for the fourth quarter of 2004 was 53.2 percent versus 55.8 percent for the fourth quarter of 2003.  Noninterest expense for the fourth quarter of 2004 was $15.4 million, an increase of 5.5 percent compared to noninterest expense in the fourth quarter of 2003.

“We are gratified by our improved efficiency in the fourth quarter as we continue to invest heavily in our business in order to maximize our growth opportunities in the dynamic Atlanta market,” Hay added.  “The strong growth in both sides of our balance sheet is a credit to our entire team in light of expense growth of less than six percent compared to last year’s fourth quarter.”

Management Transition

As previously announced, a planned senior management transition was completed as of January 1, 2005.  Edward C. Milligan, who served as chief executive officer of the company and its predecessor bank since 1989, continues in his role as chairman and Samuel B. Hay III, the company’s president since 2002 and chief operating officer since 2000, became president and chief executive officer on January 1.  Referring to the transition, Hay said, “We are tremendously grateful for Ed Milligan’s leadership, vision and contributions in building the Main Street of today.  Most of all, we are fortunate that we will be able to rely on his continued wisdom and counsel for years to come as chairman of our company.”

Common Stock Offering Completed

On December 14, 2004, Main Street closed a public offering of 1,500,000 shares of its common stock. All shares were sold at $31.25 per share, pursuant to an underwriting agreement dated December 8, 2004.  On December 30, 2004, the company announced it issued an additional 225,000 shares as a result of the underwriters exercising their entire over-allotment option in connection with the public offering. Raymond James & Associates, Inc. acted as the sole book-running manager for the offering, and SunTrust Robinson Humphrey acted as co-manager.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities.  Main Street is the largest and highest performing community banking organization in the Atlanta metropolitan area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.  Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in market and economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Main Street Banks, Inc.’s management uses these non-GAAP measures in their analysis of the company’s performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Main Street’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s fourth quarter earnings conference call at 2 p.m. (EST) today, please visit our web site at www.mainstreetbank.com.  Replays of the conference call will be available through our web site until 5 p.m. (EST) February 28.

This press release contains forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections.  Please refer to Main Street Banks, Inc.’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Main Street Banks, Inc.’s forward-looking statements.  Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

Financial Tables Follow